Exhibit 99.1

UBIQUITI NETWORKS REPORTS FOURTH QUARTER FISCAL 2018 FINANCIAL RESULTS
~Revenues of $269.8 million~
~ Initiates Dividend Program to Complement Existing Stock Repurchase Program ~

New York, NY - August 24, 2018 - Ubiquiti Networks, Inc. (NASDAQ: UBNT) (“Ubiquiti” or the “Company”) today announced results for its fourth quarter fiscal 2018 ended June 30, 2018.
Fourth Quarter Fiscal 2018 Financial Summary

•	Revenues of $269.8 million, increasing 18.0% year-over-year

•	GAAP diluted EPS of $0.94, increasing 27.3% year-over-year

•	Non-GAAP diluted EPS of $1.01, increasing 34.7% year-over-year

•	Repurchased 586,924 shares of common stock at an average price of $70.11 per share

•	As of June 30, 2018, the Company had $306.2 million in availability remaining under authorized repurchase programs
Full Fiscal 2018 Financial Summary

•	Revenues of $1,016.9 million, increasing 17.5% year-over-year

•	GAAP diluted EPS of $2.51, decreasing 19% year-over-year

•	Non-GAAP diluted EPS of $3.69, increasing 21.4% year-over-year

•	Repurchased 7,162,312 shares of common stock at an average price of $62.13 per share
Announcement of Dividend Policy and Dividend Declaration

•
The Company’s operating performance and cash flows have provided more than sufficient capital to operate and grow its business while maintaining a war chest for strategic opportunities and financing a stock repurchase program. The Company seeks to complement its existing capital return efforts through the initiation of this dividend policy.

•	The Company's Board of Directors (the “Board”) declared a $0.25 per share cash dividend payable on September 10, 2018 to shareholders of record at the close of business on September 4, 2018.

•
The Company intends to pay regular quarterly cash dividends of at least $0.25 per share for the remainder of fiscal year 2019, although all subsequent dividends, and the establishment of record and payment dates, are subject to final determination by the Board each quarter after its review of the Company's financial performance and results of operations, available cash and cash flow, capital requirements, applicable corporate legal requirements, and other factors.

Financial Highlights ($, in millions, except per share data)

Income statement highlights	F4Q18	F3Q18	F4Q17
Revenues	269.8	250.4	228.6
Service Provider Technology	105.9	100.9	114.7
Enterprise Technology	163.8	149.5	114.0
Gross profit	120.5	114.5	103.2
Gross Profit (%)	44.7%	45.7%	45.1%
Total operating expenses	32.4	29.6	31.5
Income from operations	88.1	84.9	71.7
GAAP Net Income	70.1	102.7	60.7
GAAP EPS (diluted)	0.94	1.32	0.74
Non-GAAP Net Income	74.8	76.0	61.0
Non-GAAP EPS (diluted)	1.01	0.98	0.75

Ubiquiti Networks, Inc. Revenues by Product Type (In thousands) (Unaudited)
	Three Months Ended June 30,		Years Ended June 30,
	2018	2017	2018(1)	2017(2)
Service Provider Technology	$105,941	$114,662	$446,600	$455,598
Enterprise Technology	163,837	113,954	570,261	409,670
Total revenues	$269,778	$228,616	$1,016,861	$865,268

Ubiquiti Networks, Inc. Revenues by Geographical Area (In thousands) (Unaudited)
	Three Months Ended June 30,		Years Ended June 30,
	2018	2017	2018(1)	2017(2)
North America	$124,451	$84,088	$410,378	$331,435
South America	20,570	34,271	92,251	105,511
Europe, the Middle East and Africa	102,310	87,937	411,388	334,473
Asia Pacific	22,447	22,320	102,844	93,849
Total revenues	$269,778	$228,616	$1,016,861	$865,268
(1) Derived from audited consolidated statements for the year ended June 30, 2018
(2) Derived from audited consolidated statements for the year ended June 30, 2017
Income Statement Items
Gross Margins
During the fourth quarter fiscal 2018, GAAP gross profit was $120.5 million. This GAAP gross margin of 44.7% decreased versus the prior year GAAP gross margin of 45.1% and the prior quarter GAAP gross margin of 45.7%. The decrease on both a sequential and year-over-year basis was driven primarily by the Company incurring higher than normal shipping expenses to expedite the delivery of products.
On a full year basis, fiscal 2018 GAAP gross profit was $443.6 million. This GAAP gross margin of 43.6% decreased versus fiscal 2017 GAAP gross margin of 45.7%. Fiscal 2018 GAAP gross margin included $18.6 million in provisions for obsolete inventory, vendor deposits and loss on purchase commitments during the second quarter fiscal 2018.

Our long-term gross margin projection remains at 45% to 50% because we expect operational improvements to alleviate the costs associated with expedited product delivery and because we expect the margins on our newer products to expand as we implement cost reduction strategies while maintaining our selling prices. However, in June 2018, the Office of the United States Trade Representative announced new proposed tariffs for certain products imported into the U.S. from China. It is expected that these tariffs will be finalized after a public comment period ending in early September 2018. The majority of our products are among the products to be subject to the additional tariffs. In the event the tariffs are implemented, or we are unable to execute on our plans to mitigate the tariffs, we estimate that our gross margins for fiscal year 2019 will decline to around 40%.
Research and Development
During the fourth quarter fiscal 2018, research and development (R&D) expenses were $19.5 million. This reflects a decrease versus the prior year R&D expenses of $21.6 million and an increase versus the prior quarter R&D expenses of $17.4 million.
On a full year basis, fiscal 2018 R&D expenses were $74.3 million versus $69.1 million in fiscal 2017. Increased costs in fiscal 2018 versus 2017 were primarily driven by higher staffing levels offset, in part, by lower non-recurring engineering (NRE) payments in fiscal 2018 versus 2017. R&D expenses represented 7.3% of revenues in fiscal 2018, which is in line with the Company’s target model range of 6% to 8%.
Sales, General and Administrative
The Company’s selling, general and administrative (“SG&A”) expenses for the quarter were $12.9 million. This reflects an increase versus both the prior year SG&A expenses of $9.9 million and the prior quarter SG&A expenses of $12.2 million. On a full year basis, SG&A expenses were $43.1 million in fiscal 2018 as compared to $36.9 million in fiscal 2017. The increase in SG&A costs are primarily related to professional fees. SG&A expenses represented 4.2% of revenues in fiscal 2018, which is in line with the Company’s target model range of 3% to 5%.
Taxes
The GAAP effective tax rate was 17.2% for the fourth quarter of fiscal 2018 and includes an incremental $3.8 million of previously-unaccrued tax expense related to the recently enacted tax reform legislation as we continue to update our estimate of the transition tax under SAB 118. Both GAAP and non-GAAP effective rates were negatively impacted by the higher percentage of revenue and profits experienced in the United States in the fourth quarter as compared to prior quarters. For long-term planning purposes, we assume a target effective tax rate of 11% to 14%.
Net Income
During the fourth quarter fiscal 2018, GAAP net income was $70.1 million and GAAP income per diluted share of $0.94 included $3.8 million of previously-unaccrued tax expense related to the recently enacted tax reform legislation. Non-GAAP net income during the quarter was $74.8 million and non-GAAP income per diluted share was $1.01.
For the full year fiscal 2018, GAAP net income of $196.3 million and GAAP income per diluted share of $2.51 includes $116.6 million of expense related to the recently enacted tax reform legislation, a $27.4 million net benefit related to equity award exercises and an $18.6 million inventory and obsolescence provision. This compares to fiscal 2017 GAAP net income of $257.5 million and GAAP income per diluted share of $3.09.
Fiscal 2018 non-GAAP net income was $287.4 million and non-GAAP income per diluted share was $3.69. These amounts include the foregoing $18.6 million inventory and obsolescence provision, which was not eliminated from non-GAAP net income and non-GAAP income per diluted share. This compares to fiscal 2017 non-GAAP net income of $251.2 million or $3.04 non-GAAP income per diluted share.
The 14% increase in full year non-GAAP net income, and 21% increase in full year non-GAAP diluted EPS was driven primarily by a 17.5% increase in revenues in fiscal 2018 versus the prior year as well as a reduction in share count driven by the repurchase of 7.2 million shares during the year.
Balance Sheet Items
Cash
Total cash and cash equivalents as of June 30, 2018 were $666.7 million, compared with $604.2 million as of June 30, 2017, representing an increase of over 10%. During the fourth quarter, the Company repurchased 586,924 shares of common stock at an average price of $70.11 per share. As of June 30, 2018, the Company had $306.2 million in availability under authorized repurchase programs.
DSOs
This quarter the Company experienced an increase in days sales outstanding in accounts receivable (“DSO”) to 59 days, compared with 57 days in the third fiscal 2018 quarter. DSO’s have increased over time and the Company expects this increase to continue as the mix of the Company’s distributors evolves toward larger volumes of products moving through large distributors who qualify for credit terms. Enabling these distributors to purchase higher volumes of products on credit terms allows them to shorten the cash conversion cycle and has helped enable Ubiquiti to significantly expand its market share while maintaining a conservative customer credit profile.
Inventory
Ubiquiti continues to manage inventory levels to reduce lead times and meet increasing demand and support the commensurate growth of the Company’s customers. The Company is committed to optimizing inventory to correspond with end-market demand. Finished goods inventory at the end of the year decreased $37.1 million to $96.7 million, primarily driven by increased revenue. The Company expects to hold 8 to 12 weeks of previously introduced product inventory in warehouses going forward, in addition to new product inventory and selected raw materials.
Cash Flow Statement Items
Our net cash flow from operations for fiscal 2018 was $332.0 million, compared with a net cash flow from operations of $112.0 million for fiscal 2017. The $220.0 million increase in operating cash flow during fiscal 2018 as compared with fiscal 2017 was driven by reduced investments in working capital, and higher operating earnings. Capital expenditures for fiscal 2018 were $9.1 million. The Company used $260.4 million of cash related to financing activities, which was primarily related to stock repurchases, debt servicing costs, and the settlement of equity awards, and was offset in part by additional borrowings.
Outlook
As previously stated, and in line with the Company’s focus on long-term shareholders, it will transition from providing quarterly and annual guidance during fiscal 2018 to annual guidance only beginning in fiscal 2019. Based on recent business trends, the Company believes the demand environment in its end markets supports the following forecast for the Company's fiscal year ending June 30, 2019:

•	Revenues of $1.1 billion to $1.2 billion; and

•	Diluted EPS of $4.00 to $4.80, provided that if the proposed tariffs are implemented, the low-end of our EPS may decline to $3.65 or lower.
Conference Call Information
Ubiquiti Networks will host a Q&A-only call to discuss the Company’s financial results at 11:00 a.m. Eastern Time today. Earnings releases can be found on the Investor Relations section of the Ubiquiti Networks website, http://ir.ubnt.com/financial/quarterly-results. To listen to the Q&A call via telephone, dial 1-800-239-9838 (U.S. toll-free) or 1-323-794-2551 (International). Participants should dial in 10 minutes prior to the start of the call.
Investors may also listen to a live webcast of the Q&A conference call by visiting the Investor Relations section of the Ubiquiti Networks website at http://ir.ubnt.com. A recording of the Q&A call will be available for replay at http://ir.ubnt.com.
About Ubiquiti Networks
Ubiquiti Networks, Inc. was founded by Robert Pera in 2005. The Company sells equipment, and provides the related software platforms, worldwide through a network of over 100 distributors and on-line retailers. The Company has a very broad installed base with over 70 million devices sold in over 200 countries and territories around the world. Ubiquiti aims to connect everyone to everything, everywhere.

The Company develops technology platforms for high-capacity distributed Internet access, unified information technology, and next-generation consumer electronics for home and personal use. The Company categorizes solutions into three main categories: high performance networking technology for service providers, enterprises and consumers.
The majority of the company’s resources consist of entrepreneurial and de-centralized R&D teams.
Ubiquiti, Ubiquiti Networks, the U logo, UBNT, airMAX, airFiber, mFi, EdgeMAX, UniFi, AmpliFi and UFiber are registered trademarks or trademarks of Ubiquiti Networks, Inc. in the United States and other countries.
Investor Relations Contact
Laura Kiernan
SVP, Investor Relations
Ubiquiti Networks, Inc.
laura.kiernan@ubnt.com
Ph. 1-914-598-7733
Safe Harbor for Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “look”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “consider” and “plan” and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding expectations for financial results for the full fiscal year 2019, and statements regarding the expected impact of taxes on our liquidity and results of operations, our cash position, expenses, DSO, number of distributors and resellers, shipments, the roll-out of our consumer retail channel, the introduction of new consumer products, Gross Margins, R&D, SG&A, tax rates, inventory turns, growth opportunities, demand and long term global environment for our products, new products, and financial performance estimates including revenues and GAAP diluted EPS for the Company's full fiscal year 2019, and any statements or assumptions underlying any of the foregoing.
Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not limited to, the proposed impact of US tariffs on results, fluctuations in our operating results; varying demand for our products due to the financial and operating condition of our distributors and their customers, and distributors' inventory management practices; political and economic conditions and volatility affecting the stability of business environments, economic growth, currency values, commodity prices and other factors that may influence the ultimate demand for our products in particular geographies or globally; impact of counterfeiting and our ability to contain such impact; our reliance on a limited number of distributors; inability of our contract manufacturers and suppliers to meet our demand; our dependence on Qualcomm Atheros for chipsets without a short-term alternative; as we move into new markets competition from certain of our current or potential competitors who may be more established in such markets; our ability to keep pace with technological and market developments; success and timing of new product introductions by us and the performance of our products generally; our ability to effectively manage the significant increase in our transactional sales volumes; we may become subject to warranty claims, product liability and product recalls; that a substantial majority of our sales are into countries outside the United States and we are subject to numerous U.S. export control and economic sanctions laws; costs related to responding to government inquiries related to regulatory compliance; our reliance on the Ubiquiti Community; our reliance on certain key members of our management team, including our founder and chief executive officer, Robert J. Pera; adverse tax-related matters such as tax audits, changes in our effective tax rate or new tax legislative proposals; whether the final determination of our income tax liability may be materially different from our income tax provisions; the impact of any intellectual property litigation and claims for indemnification; litigation related to U.S. Securities laws; and economic and political conditions in the United States and abroad. We discuss these risks in greater detail under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended June 30, 2018 and subsequent filings filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC's website at www.sec.gov. Copies may also be obtained by contacting the Ubiquiti Networks Investor Relations Department, by email at IR@ubnt.com or by visiting the Investor Relations section of the Ubiquiti Networks website, http://ir.ubnt.com.
Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date made. Except as required by law, Ubiquiti Networks undertakes no obligation to update information contained herein. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Ubiquiti Networks, Inc. Condensed Consolidated Statement of Operations (In thousands, except per share data) (Unaudited)
	Three Months Ended June 30,		Years Ended June 30,
	2018	2017	2018(1)	2017(2)
Revenues	$269,778	$228,616	$1,016,861	$865,268
Cost of revenues	149,238	125,437	573,289	469,560
Gross profit	120,540	103,179	443,572	395,708
Operating expenses:
Research and development	19,508	21,614	74,324	69,094
Sales, general and administrative	12,918	9,915	43,121	36,853
Total operating expenses	32,426	31,529	117,445	105,947
Income from operations	88,114	71,650	326,127	289,761
Interest expense and other, net	(3,451)	(1,430)	(11,985)	(4,737)
Income before income taxes	84,663	70,220	314,142	285,024
Provision for income taxes	14,578	9,542	117,852	27,518
Net income and comprehensive income	$70,085	$60,678	$196,290	$257,506
Net income per share of common stock:
Basic	$0.95	$0.76	$2.54	$3.16
Diluted	$0.94	$0.74	$2.51	$3.09
Weighted average shares used in computing net income per share of common stock:
Basic	74,105	80,272	77,179	81,478
Diluted	74,307	81,906	78,331	83,252

(1) Derived from audited consolidated statements for the year ended June 30, 2018
(2) Derived from audited consolidated statements for the year ended June 30, 2017

Ubiquiti Networks, Inc. Reconciliation of GAAP Net Income to Non-GAAP Net Income (In thousands, except per share data) (Unaudited)
	Three Months Ended				Years Ended June 30,
	June 30, 2018		March 31, 2018	June 30, 2017	2018		2017
Net income and comprehensive income	$70,085		$102,739	$60,678	$196,290		$257,506
Stock-based compensation:
Cost of revenues	36		39	51	360		264
Research and development	520		527	499	1,873		1,861
Sales, general and administrative	228		166	141	975		660
Net Tax Benefits related to Equity Awards Exercises and Vesting	50		(27,419)	(80)	(28,138)		(7,939)
SEC Related Matters	492		317	—	809		—
Tax Reform Transition Tax	3,774	[1]	—	—	116,572	[1]	—
Tax effect of non-GAAP adjustments	(396)		(325)	(277)	(1,328)		(1,114)
Non-GAAP net income	$74,789		$76,044	$61,012	$287,413		$251,238
Non-GAAP diluted EPS	$1.01		$0.98	$0.75	$3.69		$3.04
Shares outstanding (Diluted)	74,307		77,953	81,906	78,331		83,252
Share adjustment (ASU 2016-09 Adoption)	(50)		(346)	(622)	(338)		(672)
Weighted-average shares used in non-GAAP diluted EPS	74,257		77,607	81,284	77,993		82,580

1 Both periods reflect a provisional estimate of the mandatory repatriation tax expense of $114.3 million and $2.3 million of tax expense related to the remeasurement of deferred taxes at the lower tax rate.  Included in the Company’s second fiscal quarter transition tax calculation is an approximate $2.1 million benefit recorded in the second fiscal quarter related to the reduced domestic rate to 28% on the first fiscal quarter 2018 earnings which were previously provided for at the 35% rate.  As the year to date provision reflects the impact of the reduced 28% rate for the full year results, this $2.1 million benefit was not removed from the non-GAAP results for the full year period ending June 30, 2018.  As a result, the Company’s non-GAAP Tax Reform Transition Tax adjustment for the full year will differ from the three months period by the $2.1 million benefit made during the second quarter fiscal 2018 related to first fiscal quarter 2018 earnings.
Use of Non-GAAP Financial Information
To supplement our condensed consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use non-GAAP measures of net income and earnings per diluted share that are adjusted to exclude certain costs, expenses and gains such as stock-based compensation expense, net tax benefits related to equity awards exercises and vesting, the tax effects of these non-GAAP adjustments, the SEC related inquiry, and Shareholder litigation stemming from the SEC inquiry and Tax Reform Transition Tax.
Reconciliations of the adjustments to GAAP results for the periods presented are provided above. In addition, an explanation of the ways in which management uses non-GAAP financial information to evaluate its business, the substance behind management's decision to use this non-GAAP financial information, material limitations associated with the use of non-GAAP financial information, the manner in which management compensates for those limitations, and the substantive reasons management believes that this non-GAAP financial information provides useful information to investors is included under the paragraphs below.
A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future price at which the Company’s stock will trade in those future periods. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.
About our Non-GAAP Net Income and Non-GAAP Earnings per Diluted Share
We believe that the presentation of non-GAAP net income and non-GAAP earnings per diluted share provides important supplemental information regarding non-cash expenses, significant items that we believe are important to understanding our financial, and business trends relating to our financial condition and results of operations. Non-GAAP net income and non-GAAP earnings per diluted share are among the primary indicators used by management as a basis for planning and forecasting future periods and by management and our board of directors to determine whether our operating performance has met specified targets and thresholds. Management uses non-GAAP net income and non-GAAP earnings per diluted share when evaluating operating performance because it believes that the exclusion of the items described below, for which the amounts or timing may vary significantly depending upon the Company's activities and other factors, facilitates comparability of the Company's operating performance from period to period. We have chosen to provide this information to investors so they can analyze our operating results in the same way that management does and use this information in their assessment of our business and the valuation of our Company.
Use and Economic Substance of Non-GAAP Financial Measures used by Ubiquiti Networks
We compute non-GAAP net income and non-GAAP earnings per diluted share by adjusting GAAP net income and GAAP earnings per diluted share to remove the impact of certain adjustments and the tax effect of those adjustments. Items excluded from net income are:

•	SEC related matters

•	Stock-based compensation expense

•	Net Tax Benefits related to Equity Awards Exercises and Vesting

•	Tax effect of non-GAAP adjustments, applying the principles of ASC 740

•	Tax Reform Transition Tax
Usefulness of Non-GAAP Financial Information to Investors
These non-GAAP measures are not in accordance with, or an alternative to, GAAP and may be materially different from other non-GAAP measures, including similarly titled non-GAAP measures used by other companies. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, net income or earnings per diluted share prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results.
For more information on the non-GAAP adjustments, please see the table captioned “Reconciliation of GAAP Net Income to Non-GAAP Net Income” included in this press release.

Ubiquiti Networks, Inc. Condensed Consolidated Balance Sheets (In thousands, except share amounts)
	June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$666,681	$604,198
Accounts receivable, net	174,521	140,561
Inventories	102,220	142,048
Vendor deposits	39,029	54,082
Prepaid income taxes	—	2,419
Prepaid expenses and other current assets	18,901	9,026
Total current assets	1,001,352	952,334
Property and equipment, net	14,328	12,916
Long-term deferred tax assets	3,106	5,133
Other long–term assets	3,791	2,328
Total assets	$1,022,577	$972,711
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,098	$49,008
Income taxes payable	5,780	1,707
Debt - short-term	24,425	14,743
Other current liabilities	68,613	33,030
Total current liabilities	112,916	98,488
Long-term taxes payable	127,719	28,023
Debt - long-term	460,352	241,821
Other long-term liabilities	5,842	2,615
Total liabilities	706,829	370,947
Stockholders’ equity:
Common stock	74	80
Additional paid- in capital	393	525
Retained earnings	315,281	601,159
Total stockholders’ equity	315,748	601,764
Total liabilities and stockholders’ equity	$1,022,577	$972,711

Ubiquiti Networks, Inc. Condensed Consolidated Cash Flows (In thousands)
	Years Ended June 30,
	2018	2017	2016
Cash Flows from Operating Activities:
Net income and comprehensive income	$196,290	$257,506	$213,616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,310	7,103	6,037
Amortization of debt issuance costs	751	256	257
Write off unamortized debt issuance costs	489	—	—
Provision for inventory obsolescence	2,336	2,479	747
Provisions/(Recovery) for loss on vendor deposits & purchase commitments	14,891	(1,096)	(973)
Write-off of software development costs	—	—	2,505
Deferred taxes	2,027	(938)	(1,145)
Excess tax benefit from employee stock-based awards	—	—	(1,004)
Stock-based compensation	3,208	2,785	3,719
Other, net	(849)	1,081	823
Changes in operating assets and liabilities:
Accounts receivable	(33,973)	(58,164)	(16,685)
Inventories	35,974	(86,988)	(20,012)
Vendor Deposits	4,798	(22,730)	(9,285)
Prepaid income taxes	2,419	(2,120)	2,267
Prepaid expenses and other assets	(9,404)	(3,061)	190
Accounts payable	(34,596)	(2,554)	7,720
Income taxes payable	103,769	5,041	4,777
Deferred revenues	4,941	3,649	709
Accrued liabilities and other current liabilities	31,666	9,787	3,245
Net cash provided by operating activities	332,047	112,036	197,508
Cash Flows from Investing Activities:
Purchase of property and equipment and other long-term assets	(9,115)	(7,232)	(6,248)
Net cash (used in) investing activities	(9,115)	(7,232)	(6,248)
Cash Flows from Financing Activities:
Proceeds from borrowing under the Second Amended & Restated Facility- Term	500,000	—	—
Proceeds from borrowing under the Amended Credit Facility- Revolver	218,500	99,000	130,000
Repayment against Amended Credit Facility- Revolver	(399,500)	(34,000)	(14,000)
Repayment against Amended Credit Facility- Term	(76,250)	(11,250)	(10,000)
Repayment against Second Amended & Restated Facility- Term	(12,500)	—	—
Debt Issuance Costs	(5,186)	—	—
Repurchases of common stock	(445,014)	(105,229)	(193,517)
Proceeds from exercise of stock options	1,539	1,436	1,106
Excess tax benefit from employee stock-based awards	—	—	1,004
Tax withholding related to net share settlement of equity awards	(40,623)	—	—
Tax withholdings related to net share settlements of restricted stock units	(1,415)	(1,594)	(1,223)
Net cash (used in) financing activities	(260,449)	(51,637)	(86,630)
Net increase in cash and cash equivalents	62,483	53,167	104,630
Cash and cash equivalents at beginning of year	604,198	551,031	446,401
Cash and cash equivalents at end of year	$666,681	$604,198	$551,031
Supplemental Disclosure of Cash Flow Information:
Income taxes paid, net of refunds	$9,605	$25,743	$18,531
Interest paid	$11,377	$5,194	$2,351
Non-Cash Investing and Financing Activities:
Unpaid stock repurchases	$—	$—	$6,483
Unpaid property and equipment and other long-term assets	$144	$458	$406